Exhibit (21.0)

BADGER METER, INC.

SUBSIDIARIES OF THE REGISTRANT

      The Company’s subsidiaries are listed below. All of the subsidiaries of the Company listed below are included in the Company’s consolidated financial statements.

	Percentage	State or country
Name	of ownership	in which organized

Badger Meter de Las Americas, SA de CV	100%	Mexico

Badger Meter Canada, Inc.	100%	Canada

Badger Meter Czech Republic	100%	Czech Republic
(a subsidiary of Badger Meter
International, Inc.)

Badger Meter Europe, GmbH	100%	Federal Republic of Germany

Badger Meter France SAS	100%	France
(a French holding company)
(Badger Meter France SAS is a subsidiary
of Badger Meter International, Inc.)

Badger Meter International, Inc.	100%	Wisconsin
(an international holding company)		(U.S.)

Badger Meter de Mexico, SA de CV	100%	Mexico

Badger Meter Slovakia	100%	Slovakia
(a subsidiary of Badger Meter Europe)

MecaPlus Equipements SA (1)	100%	France
(a subsidiary of Badger Meter France)

(1)	MecaPlus Equipements SA is expected to become MecaPlus Equipements SAS within the first quarter of 2005. It will continue to be a subsidiary of Badger Meter France.